EXHIBIT 10.8


                              CONSULTING AGREEMENT

AGREEMENT made this 29th day of June, 2004, by and between Keith Jablon, an individual with an office at 329 Blue Stone Circle, Winter Garden , Florida, 34787, ("Consultant"), and Ivi Communications, Inc., a Nevada Corporation, with a principal place of business at 6171 W. Century Boulevard, Suite 130A, Los Angeles, California, 90045 (the "Client").

                                   WITNESSETH

WHEREAS, the Client is a corporation that requires a number of management and consulting services and,

WHEREAS, Consultant represents that it is knowledgeable and experienced in many areas, including general management consultation, setting up marketing and distribution channels, setting up joint venture and direct customer agreements, creating business plans and Power Point Presentations, and is willing and capable of performing same for the Client.

NOW THEREFORE, by reason of these premises and in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.        Term and Appointment of the Consultant:

1.1. The Client hereby appoints Consultant, to provide the Services (more fully described in Exhibits A and made a part of this Agreement) under the terms and conditions set forth herein for a period of Six (6) months, which will automatically be extended for an additional Twelve
          (12) months unless terminated under the terms set forth below in
          Section 4.0 Termination.

1.2. If for any reason the Client is not able to perform its obligations under this Agreement, Consultant shall bill for and be paid for its time and expenses to that point and this Agreement will be terminated, however, any residual compensation due to sales shall continue as set forth in per paragraph 2.3 below All out-of-pocket expenses will be payable to Consultant within seven (7) days of the invoice date, and any outstanding balance after the due date shall be subject to a late fee of five (5%) percent. Any out of pocket expense over One Hundred ($100) Dollars must be preapproved by the Client.

1.3. Consultant agrees to devote the reasonable time, attention, knowledge, and skill necessary to carry out its responsibility as it pertains to the work encompassed in Exhibit A ("Services") and made part of this Agreement.

2.        Compensation:

2.1       The cash value of the Agreement is Sixty Thousand ($60,000) Dollars.

2.2 In consideration of providing Services, the Client agrees to pay the Consultant 375,000 shares of S-8 or free trading common stock of IVI Communications, Inc. (IVCM) due and payable upon the signing of this Agreement representing payment for the first three (3) months of service (the "Initial Period"). The Consultant is aware that the Client is planning a two for one forward stock split (subject to board approval on 7/2/04). This will effectively deliver 750,000 shares to the Consultant. Following the Initial Period the Client agrees to pay the Consultant Ten Thousand Thousand ($10,000) Dollars in Cash or Ten Thousand Thousand ($10,000) Dollars worth of IVI Communications, Inc.
          (IVCM) S-8 or free trading common stock at a thirty percent (30%) discount to market of the previous ten (10) day average closing bid price per month payable every Thirty (30) days from the signing of this Agreement, plus reimbursement of ordinary out of pocket expenses (any item over $100.00 must be pre-approved), when invoiced.


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2.3       Client acknowledges that the use of S-8 stock under this Agreement explicitly prohibits the Consultant to engaged in any of the SEC prohibitions on giving or receiving S-8 shares for consulting activity, including but not limited to, the promotion of the Client's shares, promote the resale of shares, the raising of capital and arranging reverse mergers. Both Consultant and Client agree to avoid these prohibitions.

2.4       Intentionally Omitted.

2.5 Consultant will receive a Five (5%) percent commission on all products which are sold through channels that the Consultant initiates during the term of this Agreement, including through Joint Venture Agreements and/or Agreements with Direct Customers and such payments shall continue for a period of One (1) year after termination of this Agreement.

2.6 Consultant shall receive Five (5%) percent (in kind) of all consideration paid, for any mergers or acquisitions that the Consultant is instrumental in finding or facilitating. This subprovision shall survive termination of the Agreement.

2.7       All out-of-pocket expenses will be payable to Consultant within seven
          (7) days of the invoice date, and any outstanding balance after the due date shall be subject to a late fee of five (5%) percent. Any out of pocket expense over One Hundred ($100) Dollars must be preapproved by the Client.

3.        Confidentiality:
3.1. Both Consultant and the Client agree that it will not at any time, or in any fashion or manner divulge, disclose or otherwise communicate to any person or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of each others company. This includes its method of operation, or its plans, its processes, or other data of any kind or nature that they know, or should have known, is confidential and not already information that resides in the public domain.

3.2. Both the Client and Consultant expressly agree that confidentiality of these matters is extremely important and gravely affect the successful conduct of business of each company, and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement.

3.3. The provisions of this section shall survive termination of the Agreement.


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4.        Termination:

4.1. The Client and/or Consultant have the right to terminate this Agreement at any time with thirty (30) days written notice for cause, on the basis of the other's incompetence, misconduct, inattention to business, or noncompliance with the provisions of this Agreement. In the event of a breach of this Agreement by Client, Client shall be responsible for any outstanding fees and expenses. Consultant shall have the right to terminate this Agreement on the grounds of the Client's failure to remit the required monthly payments or in the event of any breach of the Agreement by Client. After expiration of the first thirty (30) days of this Agreement, Client has the right to terminate this Agreement without penalty with thirty (30) days written notice. The parties agree that written notice will be deemed accepted and received by the parties via certified mail delivered to the address above or fax notification.

4.2. This Agreement may also be terminated by the mutual agreement of the parties. Regardless of the reason of termination of this Agreement, the Client and Consultant agrees to continue to observe the terms and conditions of Section 2, 3 and 4 of this Agreement, and the client agrees to pay the Consultant all monies owed under the provisions of this Agreement.

5.        Entire Agreement:

5.1. This written Agreement contains the sole and entire agreement between the parties. It supersedes any and all other agreements by and between the parties. The parties acknowledge and agree that neither has made any representation with respect to the subject matter of this Agreement or induced in any way the execution and delivery of this Agreement except as expressly stated in the terms of this Agreement. The parties further acknowledge that any previous statements or representations made by either party to the other are now null and void and of no effect.

6.        Arbitration:

6.1. It is agreed by the parties that disputes arising out of the execution or interpretation of this Agreement shall be arbitrated under the rules of the American Arbitration Association held in the State of Florida. If legal action is taken to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees, interest, if applicable, plus arbitration cost for the expense of collection or defense of the action at the discretion of the arbitrator(s).

7.        Jurisdiction:

7.1. This Agreement shall be deemed executed in the State of Florida and shall be construed under the laws of the State of Florida.

8.         ENFORCEABILITY OF AGREEMENT:

8.1 This Agreement shall neither be deemed to be nor be enforceable until executed by Consultant. Further, should the parties fail to execute this Agreement within thirty (30) days from the date of delivery of this Agreement, then this Agreement and all the terms and conditions contained herein shall become and be deemed null and void and neither party named herein shall be bound hereby. Consultant, without the consent of Client, shall have the sole option to extend the time requirements set forth within this section 8, and any request by Client to extend the time requirements set forth in section 8 must be approved by MSI in writing.



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9.        NOTICE

9.1. All notices must be in writing and sent to the appropriate address list above, or to such other address as either party may request so long as said request is in writing, by first class mail and either certified mail return receipt requested or overnight courier service. Notice shall be deemed given as of the date of deposit with the United States Postal Service (in the case of certified mail) or overnight courier.

10.       REVERSION OF STOCK PAYMENT

10.1. If at any time, Client shall be in default of the payment provisions of this contract for a period greater than thirty (30) days, then the Consultant shall no longer be obligated to accept payment in the form of S-8 shares of stock and the balance due, and any payments due thereafter, shall be paid only in cash, certified check, cashiers check or money order, unless Client is advised otherwise by Consultant in writing. Further, if at any time, Client shall be in default of the payment provisions of this contract for a period greater than five (5) days, all services provided by Consultant under this Agreement shall be suspended until such time as payment in full of any outstanding balance is made and services under the Agreement shall be reinstated on the day after the day on which payment is received. Consultant reserves the right, at Consultant's sole option, to submit and assign any outstanding balance to an independent third party for the purpose of collecting any outstanding balance owed Consultant.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                            CLIENT:

                            IVI Communications, Inc.
                            A Nevada Corporation


                            By: /s/ Nyhl Henson
                            ----------------------------------
                            Nyhl Henson, President



                            CONSULTANT:

                            Keith Jablon



                            By: /s/ Keith Jablon
                            --------------------------
                            Keith Jablon



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                                 E X H I B I T A
                   (MANAGEMENT CONSULTING AND AGENT SERVICES)


Services To Be Provided:

The services listed below are available to the Client during the term of this Agreement and Consultant will work closely with the Client to set priorities and objectives to be accomplished during this engagement.

A) After contract signing, Consultant shall meet with the Client for product training and to discuss business strategies.

B) Consultant shall produce a strategy for evaluating Acquisition candidates and Third Party Suppliers for the Client's current and future Broadband/ISP networks based on the Client's business strategy.

C) Consultant shall evaluate various Acquisition Candidates and Third Party Suppliers on behalf of the Client for their Broadband/ISP networks. This will be done via phone, fax, email, and in-person meetings.

D) Consultant shall work with the Client to produce Specifications and Requests for Quotations for Potential Third Party Suppliers.

E) Consultant will work with the Client to evaluate and answer Bids given by Third Party Suppliers. This includes testing of products and interacting with engineering staffs from both the Client and Potential Suppliers.

F) Consultant shall negotiate Purchase Agreements with Third Party Suppliers with or on behalf of the Client. This includes Letters of Intent, Testing Specifications, Purchase Agreements.

G) Consultant shall maintain and oversee Third Party Suppliers to ensure that they abide to their commitment to the Client.

H) General Business Consulting (answering questions, giving advice, introductions) as required.


         /s/ NH                 /s/ KJ
         -----------------     -----------------------
             INT.                  INT.



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